Exhibit 99.1

Important Notice of Blackout Period

To Directors and Executive Officers of

HMN Financial, Inc.

July 19, 2016

HMN Financial, Inc. (the “Company”) is changing the record keeper for the HMN Financial, Inc. Employee Stock Ownership Plan and the Home Federal Savings Bank 401(k) Retirement Plan (the “Plans”). During this changeover, Plan participants will not be able to direct or diversify investments in their Plan accounts (including amounts invested in the Company’s common stock), submit withdrawal or distribution requests, or exercise other rights available under the Plans. This “blackout period” will begin at 3:00 p.m. Central Time on September 7, 2016 and is expected to end at 3:00 p.m. Central Time on September 13, 2016 (the “Blackout Period”).

The Sarbanes-Oxley Act of 2002 and Federal securities laws provide that, during the Blackout Period, all directors and executive officers are prohibited from any transaction in our common shares (including exercising stock options). As a director or executive officer, these prohibitions apply to you and to members of your immediate family who share your household, as well as to trusts, corporations and other entities whose share ownership may be attributed to you. Penalties for trading during a Blackout Period are severe.

If you have questions regarding the Blackout Period, including when it has started or ended, you may call Cindy Hamlin, the Company’s Corporate Secretary at 1016 Civic Center Drive N.W., Rochester, Minnesota 55901, Attention: Corporate Secretary, or by phone at (507) 535-1205.